SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 29, 2007

SIENA TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-25499	88-0390360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5625 Arville, Suite E Las Vegas, Nevada 89118
(Address of principal executive offices) (Zip Code)

(702) 889-8777
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

Item 1.01 Entry Into a Material Definitive Agreement

On May 29, 2007, Siena Technologies, Inc. (the “Company”) entered into a Factoring and Security Agreement (the “Agreement”) with Dutchess Private Equities Fund, Ltd. (“Dutchess”). The Company assigned accounts receivable of its wholly owned subsidiary, Kelley Communication Company, Inc. (“Kelley”) in the approximate amount of $790,000.00 (seven hundred and ninety thousand dollars) in exchange for $725,000.00 (seven hundred and twenty five thousand dollars) in cash. The amounts outstanding accrue interest at 3% per month, compounded daily, and the balance of $725,000 is due and payable on or before August 15, 2007. The Company is required to pay minimum interest payments in the amount of $21,250.00 (twenty one thousand two hundred and fifty dollars) and also paid a one time fee to Dutchess in the amount of $5,000.00 (five thousand dollars).

The Company is required to make mandatory repayments to Dutchess within one business day as each of the factored accounts receivable are collected. The Company may prepay such amounts at any time without penalty.

Dutchess has the right to increase the face amount of the Agreement by 10% for each event of default by the Company under the Agreement. Also, Dutchess may elect to increase the face amount under the Agreement by 3% each month as liquidated damages, which will be compounded daily. Additionally, on an event of default, Dutchess has the right to convert the remaining amount owed under the Agreement to a convertible debenture with a three year term, which bears interest at a rate of 15% per annum (the “Convertible Debenture”). The Convertible Debenture will be convertible into shares of the Company’s common stock at the lesser of (i) fifty percent (50%) of the lowest closing bid price of the Company’s common stock during the fifteen (15) trading days immediately preceding the date of conversion or (ii) 100% of the lowest bid price for the twenty (20) trading days immediately preceding the conversion.

The terms of the Agreement prohibit the Company from entering into any additional financing agreements, debt or equity, without Dutchess’ prior expressed written consent. The Company is also prohibited from filing any registration statements until all amounts owed under the Agreement are paid in full. Finally, Dutchess has the right to modify the terms of the Agreement to be the same as any terms in any future offerings that Dutchess deems to be more favorable than the terms of the Agreement.

Item 3.02 Unregistered Sales of Equity Securities

On May 29, 2007, the Company entered into the Agreement with Dutchess, which permits Dutchess to convert the remaining amount owed by the Company under the Agreement into a Convertible Debenture upon an event of default by the Company. The Convertible Debenture will be convertible into shares of the Company’s common stock at the lesser of (i) fifty percent (50%) of the lowest closing bid price of the Company’s common stock during the fifteen (15) trading days immediately preceding the date of conversion or (ii) 100% of the lowest bid price for the twenty (20) trading days immediately preceding the conversion.

The Agreement was issued relying upon the exemption from registration provided by Section 4(2) of the Securities Act for “transactions by the issuer not involving a public offering,” in transactions that fell within the safe harbor provided by Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “4(2) Exemption”). If the Convertible Debenture is issued, it will be issued pursuant to the 4(2) Exemption. Unless the shares of common stock issuable upon exercise of the Convertible Debenture have been registered with the Securities and Exchange Commission prior to their issuance, such shares will also be issued in “transactions by the issuer not involving a public offering,“ in reliance upon the exemption from registration provided by the 4(2) Exemption.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.16	Factoring and Security Agreement dated May 29, 2007 between the Company and Dutchess Private Equities Fund, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIENA TECHNOLOGIES, INC.
May 30, 2007	/s/ Christopher G. Pizzo Christopher G. Pizzo Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

10.16	Factoring and Security Agreement dated May 29, 2007 between the Company and Dutchess Private Equities Fund, Ltd.	Filed herewith electronically